As filed with the Securities and Exchange Commission on July 18, 1997.
                                                      REGISTRATION NO. 333-26115
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                             WESTERN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                                KANSAS 48-0290150
                  (State or other jurisdiction (I.R.S. Employer
              of incorporation or organization) Identification No.)
                                818 KANSAS AVENUE
                              TOPEKA, KANSAS 66612
                                 (913) 575-6300
          (Address, including zip code, and telephone number, including area code, of principal executive offices)
                                ----------------

    JOHN K. ROSENBERG, ESQ.                        STEVEN L. KITCHEN
   EXECUTIVE VICE PRESIDENT                   EXECUTIVE VICE PRESIDENT AND
      AND GENERAL COUNSEL                       CHIEF FINANCIAL OFFICER
    WESTERN RESOURCES, INC.                     WESTERN RESOURCES, INC.
     TOPEKA, KANSAS 66612                         TOPEKA, KANSAS 66612
        (913) 575-6300                               (913) 575-6300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

          -------------------------------------------------------------


     This Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 33-50069. Such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Post-Effective
Amendment to the Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 17, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY   , 1997)


                                   $ ,000,000

                            Western Resources, Inc.

           $ ,000,000 First Mortgage Bonds, % Convertible Series Due

                 Convertible at the option of the Company into
                     $ ,000,000% Unsecured Senior Notes Due
                 (INTEREST PAYABLE ON _________ AND __________)
           $ ,000,000 First Mortgage Bonds, % Convertible Series Due
                 Convertible at the option of the Company into
                    $ ,000,000 % Unsecured Senior Notes Due
                 (INTEREST PAYABLE ON _________ AND _________)

                             -----------------------


The First Mortgage Bonds % Convertible Series Due (the " Series") mature on , and will not be redeemable prior to maturity. The First Mortgage Bonds % Convertible Series Due (the " Series") mature on , and will not be redeemable prior to maturity. The Series and the Series are sometimes collectively referred to herein as the "New Bonds." At any time after the New Bonds are outstanding, the Company may, solely at its option, convert all but not less than all of the New Bonds of the Series into $ ,000,000 aggregate principal amount of the Company's % Unsecured Senior Notes Due (the " Senior Notes"), and the New Bonds of the Series into $ ,000,000 aggregate principal amount of the Company's % Unsecured Senior Notes Due (the " Senior Notes"). If the Series is converted, the Senior Notes will mature on , and will not be redeemable prior to maturity. If the Series is converted, the Senior Notes will mature on , and will not be redeemable prior to maturity. The Senior Notes and the Senior Notes are sometimes collectively referred to herein as the "New Senior Notes" (the New Bonds and New Senior Notes are referred to collectively as the "Offered Securities"). The financial covenants and events of default pertaining to the New Senior Notes will differ from those pertaining to the New Bonds. The New Senior Notes will be unsecured general obligations of the Company and junior in right of payment to the Company's First Mortgage Bonds. As of March 31, 1997, the Company had $658.9 million of First Mortgage Bonds outstanding (excluding the KGE Bonds (as defined in the accompanying Prospectus)) and would have had $1.3 billion of Mortgage Bonds and other secured indebtedness outstanding on a pro forma basis giving effect to the pending acquisition of Kansas City Power & Light Company ("KCPL"), without giving effect to the offering made hereby. See "Description of New Bonds -- Redemption and Purchase of New Bonds" and " --Company Conversion Option" and "Description of New Senior Notes" herein and related information in the accompanying Prospectus.

                            ------------------------

See "Risk Factors" on page S-4 for certain information relevant to an investment in the new bonds, including the company's option to convert the new bonds into new senior notes.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
                     WHICH IT RELATES. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 UNDERWRITING
                                       PRICE TO                  DISCOUNTS AND                      PROCEEDS TO
                                       PUBLIC*                   COMMISSIONS+                       COMPANY++
    Per Bond,      Series...........                   %                             %                               %
    Total...........................   $                         $                                  $
    Per Bond,      Series...........                   %                             %                               %
    Total...........................   $                         $                                  $


* The New Bonds will bear interest from the date of delivery, and no accrual of interest will be paid on the date of delivery.
+ The Company has agreed to indemnify the Underwriters (as defined herein) against certain civil liabilities, including liabilities under the Securities Act of 1933. (See "Underwriting")
++      Before deduction of expenses payable by the Company, estimated at $ .


                           ---------------------------

            The New Bonds are being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the New Bonds will be ready for delivery through the facilities of The Depository Trust Company, New York, New York on or about , 1997, against payment therefor in immediately available funds. The Underwriters are:

DILLON, READ & CO. INC.                                SALOMON BROTHERS INc
PRUDENTIAL SECURITIES INCORPORATED                     SMITH BARNEY INC.
NATWEST SECURITIES LTD.                                OPPENHEIMER & CO., INC.

         The date of this Prospectus Supplement is           , 1997.

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                          PROSPECTUS SUPPLEMENT SUMMARY

            THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCORPORATED HEREIN BY REFERENCE.

                                   THE COMPANY

            The Company and its divisions and wholly owned subsidiaries include KPL, a rate-regulated electric and gas division of the Company ("KPL"), Kansas Gas and Electric Company ("KGE"), a rate-regulated utility and wholly owned subsidiary of the Company, Westar Capital, Inc.("Westar Capital"), Westar Security, Inc.("Westar Security"), Westar Energy, Inc., The Wing Group, Ltd., non-utility subsidiaries, and Mid Continent Market Center, Inc., a regulated gas transmission service provider ("MCMC"). KGE owns 47% of Wolf Creek Nuclear Operating Corporation ("WCNOC"), the operating company for the Wolf Creek Generating Station ("Wolf Creek"). The Company's non-utility subsidiaries market natural gas primarily to large commercial and industrial customers, provide electronic security services, engage in international power project development and provide other energy-related products and services.

            The Company is engaged principally in the production, purchase, transmission, distribution and sale of electricity, and the delivery and sale of natural gas and the electronic security services. The Company serves approximately 606,000 electric customers in eastern and central Kansas and approximately 650,000 natural gas customers in Kansas and northeastern Oklahoma. On December 12, 1996, the Company and ONEOK, Inc. ("ONEOK") announced a proposed strategic alliance pursuant to which the Company will contribute its regulated local natural gas distribution operations, MCMC and Westar Gas Marketing, Inc., and will become the largest shareholder of ONEOK. The transaction is anticipated to be completed during the second half of 1997.

            Westar Capital is a private investment company, wholly owned by the Company, with investments in energy and security related and technology oriented businesses. Westar Capital owns approximately 18 million shares of Tyco International Ltd., formerly ADT Limited ("Tyco"), which represents less than 10% of the outstanding shares of Tyco. The market price of these shares at the close of business on July 10, 1997 was $78.69 per common share, or approximately $1.4 billion.

            Westar Security is an electronic security services business with over 400,000 customer accounts. On December 31, 1996, the Company acquired all of the assets of Westinghouse Security Systems, Inc. ("Westinghouse Security"), a national security system monitoring company and a subsidiary of Westinghouse Electric Corporation ("Westinghouse"). Westar Security is the third-largest monitored security company in the United States with offices in many major U.S. markets and direct access to customers in 44 states.

            On February 7, 1997, the Company announced that it had entered into a merger agreement with KCPL, pursuant to which the Company will acquire KCPL. KCPL is a public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 430,000 customers in western Missouri and eastern Kansas.




                                  THE OFFERING

Securities Offered           $ ,000,000  aggregate  principal  amount of First
                             Mortgage  Bonds  %   Convertible   Series  Due,
                             convertible  at the  option of the  Company  into $
                             ,000,000 aggregate  principal amount of % Unsecured
                             Senior Notes due. $ ,000,000 aggregate principal amount of First Mortgage Bonds % Convertible Series
                             Due , convertible at the option of the Company into $ ,000,000 aggregate principal amount of _____%
                             Unsecured Senior Notes due .

Interest Payment Dates       Semiannually,  on each _____ and  _____,  beginning
                             __________.

Redemption                   No redemption prior to maturity

Company Conversion Option    The Company,  solely at its option, may at any time
                             convert either or both the Series or the Series, each only in whole and not in part, into the Senior
                             Notes and the Senior Notes, respectively.

Use of Proceeds              The net  proceeds  from the  sale of the New  Bonds
                             will   be  used   for   repayment   of   short-term
                             indebtedness,   corporate  acquisitions  and  other
                             general  corporate  purposes.  As of June 30, 1997,
                             such short-term indebtedness had a weighted average
                             interest rate of approximately  6.10% per annum and
                             maturities  of less  than a year  from  the date of
                             issuance.   In  the  past  12   months   short-term
                             indebtedness increased as the result of borrowings for general corporate purposes as well as to finance a portion of the cost of the acquisition of Westinghouse Security and the Company's acquisition in 1996 of shares of Tyco (see the accompanying the Prospectus and the information incorporated by reference therein).

                             The Company currently intends to surrender to the Trustee any of the New Bonds which have been converted into Senior Notes to effect the release from the lien of the Company's First Mortgage of substantially all of the Company's gas properties in connection with the ONEOK transaction. See "Use of Proceeds" herein and "Description of New Bonds -- Release and Substitution of New Property" in the accompanying Prospectus.

                                  RISK FACTORS

            PROSPECTIVE  PURCHASERS OF THE NEW BONDS SHOULD CAREFULLY REVIEW THE
INFORMATION   CONTAINED   ELSEWHERE  IN  THIS  PROSPECTUS   SUPPLEMENT  AND  THE
ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING:

LOSS OF STATUS AS SECURED CREDITOR UPON CONVERSION.

            The Company has the right, solely at its option, to convert the New Bonds, which are secured under the Company's Mortgage, into the New Senior Notes, which will be unsecured obligations of the Company. The Company may exercise its conversion right at any time and may do so if, among other things, it is necessary or desirable in connection with a transaction which requires the release of property from the lien of the Mortgage. By converting the New Bonds, the Company will be able to satisfy certain requirements under the Mortgage to retire Bonds in order to obtain the release of all or substantially all of its gas properties, which release will be required in order to consummate the ONEOK Transaction which is anticipated to be completed during the second half of 1997. See "The Company" in the accompanying Prospectus.

            As a result of such a conversion, holders of the New Bonds would become unsecured creditors of the Company as holders of the New Senior Notes. The right to payment on the New Senior Notes will be junior to the right of payment on any First Mortgage Bonds outstanding on the Conversion Date. As of March 31, 1997, the Company had $658.9 million of First Mortgage Bonds outstanding (excluding the KGE Bonds (as defined in the accompanying Prospectus)) and would have had $1.3 billion of First Mortgage Bonds and other secured indebtedness outstanding on a pro forma basis giving effect to the consummation of the pending merger with KCPL. The holders of the New Bonds will not receive any additional payments or any increase in the rate of interest payable by the Company as the result of the conversion of the New Bonds into New Senior Notes.

            The Indenture pursuant to which the New Senior Notes would be issued does not contain any covenant which restricts the Company's ability to incur additional indebtedness.

STRUCTURAL SUBORDINATION OF NEW SENIOR NOTES.

            Portions of the Company's operations are conducted through subsidiaries. Therefore, due to structural subordination, the New Senior Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries. The Indenture pursuant to which the New Senior Notes would be issued does not contain any covenant which restricts the ability of the subsidiaries of the Company to incur additional indebtedness. As of March 31, 1997, the Company's subsidiaries had $759 million of indebtedness outstanding.

POSSIBLE EFFECTS OF BANKRUPTCY ON HOLDERS OF NEW BONDS.

            In the event that the Company becomes subject to bankruptcy proceedings at a time when the New Bonds are outstanding and have not been converted for New Senior Notes, a court in such proceedings may order or approve the conversion of New Bonds into New Senior Notes, with the result that holders of New Bonds would not be entitled to the rights of secured creditors of the Company in such bankruptcy proceedings. As a further result, among other things, such holders would not be expected to be entitled to adequate protection of their security or to interest accruing after the date of commencement of bankruptcy proceedings. Alternatively, a court in a bankruptcy proceeding with respect to the Company may decide that, even if the New Bonds cannot be converted for New Senior Notes, the claims of holders of New Bonds should nevertheless be subordinated to other secured creditors of the Company under principles of equitable subordination.

                                 USE OF PROCEEDS


            The net proceeds from the sale of the New Bonds will be used for repayment of short-term indebtedness, corporate acquisitions and other general corporate purposes. In the past 12 months short-term indebtedness increased as the result of borrowings for general corporate purposes as well as to finance a portion of the cost of the acquisition of Westinghouse Security and the Company's acquisition in 1996 of shares of Tyco (see the accompanying Prospectus and the information incorporated therein). As of June 30, 1997, such short-term indebtedness had a weighted average interest rate of approximately 6.10% per annum and maturities of less than a year from the date of issuance.


                          SUMMARY FINANCIAL INFORMATION

            The summary financial information of the Company set forth below should be read in conjunction with the financial statements and other financial information contained or incorporated by reference herein.


                                       TWELVE MONTHS
                                           ENDED
                                         MARCH 31,                           FOR THE YEARS ENDED DECEMBER 31,

--------------------------------------------------------------------------
                                      1997            1996           1995           1994(1)              1993         1992(2)
                                      ----            ----           ----           -------              ----       ---------

                                                                                  (DOLLARS IN THOUSANDS)

CONSOLIDATED INCOME SUMMARY:
   Operating Revenues...........  $2,117,394      $2,046,819     $1,743,300      $1,764,769         $2,028,411    $1,639,422
   Operating Income.............     312,365         303,993        278,709         275,050            292,360       239,721
   Income Before Interest                                           303,771         306,364            317,545       263,355
      Charge....................     330,408         318,276
   Net Income...................     165,194         168,950        181,676         187,447            177,370       127,884

   Ratio of Earnings to Fixed
      Charges...................        2.06            2.16           2.41            2.65               2.36          2.02

----------
(1) After giving effect to the sales of the Company's Missouri gas properties, effective January 31, 1994 and February 28, 1994.

(2)  After giving effect to the acquisition of KGE, effective March 31, 1992.


                                                                                           AS OF MARCH 31, 1997
                                                                                   AMOUNT                          PERCENT
                                                                                   ---------------------------------------
                                                                                           (DOLLARS IN MILLIONS)
                                                                                   ---------------------------------------
CONSOLIDATED CAPITALIZATION SUMMARY (3):
     First mortgage and pollution control bonds (net of
           premium/discount and amortization)...........................              $1,341                      40.2%
     Other long-term debt..................................................               66                       2.0
     Preferred and preference stock........................................               75                       2.2
     Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely Company subordinated
           debentures......................................................              220                       6.6
      Common stock equity..................................................            1,638                      49.0
                                                                                      ------                     -----
           Total capitalization............................................           $3,340                    100.0%
                                                                                      ======                     =====

      Short-term debt......................................................           $1,227                        --


----------
(3)  Does not reflect the issuance of the New Bonds.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


            The following summary pro forma combined financial information summarizes historical income statement and capitalization statement information for the Company and KCPL on a pro forma basis as of and for the twelve month period ended March 31, 1997.



                                        FOR THE TWELVE MONTH PERIOD ENDED MARCH 31, 1997
                                       -------------------------------------------------
                                          WESTERN
                                         RESOURCES         KCPL                PRO FORMA
                                       (HISTORICAL)     (HISTORICAL)            COMBINED
                                       ------------     ------------            --------
                                                     (DOLLARS IN THOUSANDS)

PRO FORMA INCOME SUMMARY:
   Operating Revenues...........       $2,117,394           $892,039         $3,009,433
   Operating Income.............          312,365            170,958            483,323
   Income Before Interest                                    127,787            458,195
      Charges...................          330,408
   Net Income...................          165,194             68,518            233,710

   Ratio of Earnings to Fixed
      Charges...................             2.06                2.03(1)           2.05(1)



                                                            AS OF MARCH 31, 1997
                                  ---------------------------------------------------------------
                                    WESTERN
                                   RESOURCES            KCPL             PRO FORMA       PRO FORMA
                                  (HISTORICAL)      (HISTORICAL)        ADJUSTMENTS      COMBINED
                                  ------------      ------------        -----------      --------
                                          (DOLLARS IN MILLIONS)                                        PERCENT
                                  ------------------------------------                               -----------------
PRO FORMA CAPITALIZATION
    SUMMARY:
     Long-term Debt.............. $   1,407        $      925                -          $     2,332       43.8%
     Refinanced Short-term
            Borrowings......             -                 93              (93)(2)              -          -
     Preferred and Preference
            Stock...............        75                89                -                  164         3.1
     Company-obligated
      mandatorily redeemable
      preferred securities of
      subsidiary trusts
      holding solely Company
      subordinated debentures...      220                -               150(2)               370         7.0
     Common stock equity........    1,638              864              (48)(3)             2,454        46.1
                                    -----             ----              -------             -----        ----
                                 $  3,340      $     1,971        $       9            $    5,320       100.0%
                                    =====            =====                =                 =====      ======
     Short-term Debt............ $  1,227(4)   $        80                    -       $    1,307


----------
(1) The ratio includes a one-time payment during the first quarter of 1997 of $53 million from KCPL to UtiliCorp United Inc. This payment was made as a result of KCPL's announcement of its agreement to combine with the Company. Excluding this one-time payment, the ratio would have been 2.79, adjusted, KCPL only and 2.23 on a pro forma combined basis.
(2) As disclosed in the KCPL March 31, 1997 Quarterly Report on Form 10-Q, in April 1997, a wholly owned subsidiary of KCPL issued $150 million of 8.3% preferred securities. These securities are characterized as company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company subordinated debentures.

(3) Reflects expensing of transaction costs to be charged to income in the first period following consummation of a merger with KCPL.
(4)   Does not reflect the issuance of the New Bonds.

                            DESCRIPTION OF NEW BONDS

            The following description of the particular terms of the New Bonds offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus under the heading "Description of the New Bonds", to which description reference is hereby made.

            INTEREST, MATURITY AND PAYMENT. The New Bonds of the Series will mature on , , and the New Bonds of the Series will mature on , . The New Bonds will bear interest from at the rates per annum shown in their title, payable on and of each year, commencing . Interest is payable to holders of record on the interest payment date. Principal and interest are payable at the office or agency of the Company in New York City. For so long as the New Bonds are registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee, the principal and interest due on the New Bonds will be payable by the Company or its agent to DTC for payment to its Participants (as defined in the accompanying Prospectus) for subsequent disbursement to the beneficial owners.

            REDEMPTION OF NEW BONDS. The New Bonds will not be redeemable for any purpose prior to their maturity dates.

            MODIFICATIONS. The Company has amended the Mortgage to provide that the Mortgage may be modified or altered and the rights of the holders of Bonds may be affected with the consent of the holders of 60% of the Bonds or, if less than all series of Bonds are affected, the consent also of the holders of 60% of the Bonds of each series affected.

            RESERVATION OF RIGHTS TO AMEND THE MORTGAGE. The Company has reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to amend the Mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application (1) the release of mortgaged property from the lien of the Mortgage, provided the fair value to the Company of the mortgaged property subject to such lien (excluding the mortgaged property to be released) equals or exceeds 10/7ths of the aggregate principal amount of outstanding bonds under the Mortgage and any prior lien bonds outstanding at the time of such release and (2) in the event the Company is unable to obtain a release of property as described in clause (1), the release from the lien of the Mortgage of mortgaged property if the fair value to the Company thereof is less than 1/2 of 1% of the aggregate principal amount of outstanding Bonds under the Mortgage and prior lien Bonds outstanding; provided that, the property released pursuant to clause (2) in any 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds; (3) the deletion of the net earnings test which must be met prior to the issuance of additional bonds; (4) the deletion of the requirement to obtain an independent engineer's certificate in connection with certain releases of property from the lien of the Mortgage; and (5) the deletion of a financial test to be met by another corporation in the event of the consolidation or merger of the Company into or sale by the Company of its property as an entirety or substantially as an entirety to such other corporation.

            COMPANY CONVERSION OPTION. At any time the New Bonds are outstanding, the Company may, solely at its option, convert either or both of the Series or Series, each only in whole but not in part, into the Senior Notes and the Senior Notes, respectively. See "Description of Debt Securities" below and in the accompanying Prospectus for a summary of the terms of the Debt Securities. Each of the Holders of New Bonds will be entitled to receive $1,000 in principal amount of New Senior Notes for each $1,000 of principal amount of New Bonds held by such holder as of the date fixed for Conversion (the "Conversion Date"). In connection with any such conversion, interest on converted New Bonds which has accrued but has not been paid as of the Conversion Date will accrue on New Senior Notes from the date on which interest was last paid on the New Bonds so converted, provided that accrued interest on New Bonds converted after a record date, but before the related interest payment date, shall be paid to the holder of record of such New Bonds on such interest payment date, and the New Senior Notes into which such New Bonds shall have been converted will begin to accrue interest from such interest payment date. The rights of the holders of the New Bonds as bondholders of the Company with respect to the New Bonds converted will cease and the person or persons entitled to receive the New Senior Notes issuable upon Conversion will be treated as the registered holder or holders of such New Senior Notes from the Conversion Date. New Senior Notes issued in conversion of New Bonds will be issued in principal amounts of $1,000 and integral multiples thereof. The Company may condition its obligation to convert New Bonds upon the satisfaction of certain conditions. The Company will mail to each holder of record of New Bonds to be converted into Senior Notes written notice of such conversion at least 15 and not more than 120 days prior to the Conversion Date. DTC will be the only registered holder of the New Bonds. See "Book-Entry" in the accompanying Prospectus).

            As described more fully below under "Description of New Senior Notes," following the Conversion Date holders of New Senior Notes will, among other things, no longer be entitled to the security provided by the Mortgage since the New Senior Notes will be unsecured obligations of the Company.


                         DESCRIPTION OF NEW SENIOR NOTES

            The New Senior Notes will be identical to the New Bonds with respect to their respective principal amounts, maturity dates, interest rates, record dates and interest payment dates. However, holders of New Senior Notes will, among other things, no longer be entitled to the security provided by the Mortgage, and the financial covenants and the events of default pertaining to the New Senior Notes will differ from those pertaining to the New Bonds. See "Description of Debt Securities" in the accompanying Prospectus for a summary of the other terms of the indenture under which the New Senior Notes will be issued.

            The following table sets forth certain material differences between the financial covenants and events of default pertaining to the New Bonds and those pertaining to the New Senior Notes:



------------------------------------------ --------------------------------------------------- ----------------------------
Covenants:                                 New Bonds                                           New Senior Notes
----------------------------------------- --------------------------------------------------- ----------------------------
Limits on Company's ability to            Additional Bonds may be issued only                  No restrictions
issue additional securities of            if the Company pledges additional
same type                                 property, deposits cash with the Trustee
                                          or retires other Bonds and if certain
                                          earnings coverage requirements are met
----------------------------------------- --------------------------------------------------- ----------------------------
Limits on Company's ability to issue      Bonds have a first priority lien on all             No restrictions unless
securities ranking  senior                Company utility property, plant and                 specifically  set forth,
                                          equipment and so are the Company's                  in the Prospectus Supplement
                                          most senior ranked securities                       relating to an Issuance of
                                                                                              New Senior Notes

----------------------------------------- --------------------------------------------------- ----------------------------
Limits on the ability of the Company      Must meet specified limits on the amount of         No special tests
to combine with other companies           debt owed by the combined company and so long
                                          as prior series of Bonds are outstanding must
                                          meet earnings test
----------------------------------------- --------------------------------------------------- ----------------------------
EVENTS OF DEFAULT:
---------------------------------------- --------------------------------------------------- ----------------------------
Failure to pay principal                 No grace period                                     The Company lets five days
                                                                                             go by without payment
                                                                                             payment of principal
--------------------------------------- --------------------------------------------------- ----------------------------

                                       S-9



--------------------------------------- --------------------------------------------------- ----------------------------
Failure to pay interest                 The Company lets 30 days go by without paying       The Company lets 60 days go
                                        interest                                            by without paying interest

--------------------------------------- --------------------------------------------------- ----------------------------
Failure to observe other agreements     The Company fails to observe certain                The Company fails to observe
                                        agreements made concerning the New Bonds            certain agreements made
                                        (other than the promise to pay) for more than       concerning the New Senior
                                        60 days after notice from the Trustee               Notes (other than the
                                                                                            promise to pay) for more
                                                                                            than 90 days after notice
                                                                                            from the Trustee
--------------------------------------- --------------------------------------------------- ----------------------------


                                  UNDERWRITING

            Subject to the terms and conditions set forth in the Purchase Agreement, the underwriters named below (the "Underwriters") have severally agreed to purchase from the Company the principal amounts of New Bonds set forth opposite their names. The nature of the Underwriters' obligation is such that they are severally committed to purchase and pay for all of the New Bonds if any are purchased.


                         UNDERWRITER                                    Principal Amount               Principal Amount
                         -----------                                    ----------------               ----------------
                                                                            of series                      of series
                                                                         --------------                 --------------
Dillon, Read & Co. Inc............................................     $                              $
Salomon Brothers Inc .............................................
Prudential Securities Incorporated................................
Smith Barney Inc..................................................
NatWest Securities Ltd............................................
Oppenheimer & Co., Inc............................................

                                                                        ------------                   ------------
                          Totals..................................    $   ,000,000                   $   ,000,000
                                                                        ============                   ============



            The Underwriters have advised the Company that the New Bonds will initially be offered to the public by the Underwriters at the public offering prices set forth on the cover hereof under "Price to Public," and to certain dealers at such prices less a concession of % and % of the principal amount of the Series and the Series, respectively. The Underwriters may allow, and such dealers may reallow, a concession not exceeding % and % of the principal amount of the Series and the Series, respectively, on sales to certain other dealers. After the initial public offering, the offering prices, the concessions and the reallowances may be changed by the Underwriters.

            The offering of the New Bonds is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the New Bonds.

            The Company has agreed in the Purchase Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made or required to be made by the Underwriters with respect to such liabilities.

            Certain of the Underwriters have rendered certain financial advisory services and other related services to the Company for which they have received customary fees.

            The Company does not intend to apply for the listing of the New Bonds, or the New Senior Notes into which the New Bonds may be converted, on any national securities exchange. The Company has been advised by the Underwriters that they intend to make a market in the New Bonds. The Managing Underwriter is under no obligation to do so and may discontinue, at any time and without notice, any such market making in which it may engage. The Company cannot predict the liquidity of any trading market for New Bonds or New Senior Notes into which they may be converted.

            In connection with the sale to the public of the New Bonds, certain of the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds. Specifically, the Underwriters may bid for and purchase the New Bonds in the open market to stabilize the price of the New Bonds. The Underwriters may also overallot the New Bonds, creating a syndicate short position, and may bid for and purchase the New Bonds in the open market to cover the syndicate short position. In addition, the Underwriters may bid for and purchase the New Bonds in market making transactions. These activities may stabilize or maintain the market price of the New Bonds above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end these activities at any time.


                              EXPERTS AND LEGALITY

            The financial statements of Western Resources, Inc. included in or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

            The financial statements included in KCPL's Annual Report on Form 10-K for the year ended December 31, 1996 incorporated by reference in this Prospectus and in the Registration Statement as an Exhibit to the Company's April 2, 1997 Form 8-K, have been audited by Coopers & Lybrand, L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said reports.

            For further information, see "Legal Opinions" and "Experts" in the accompanying Prospectus.

==========================================================================

   NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER BY THE COMPANY OR BY ANY UNDERWRITER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE COMPANY OR SUCH UNDERWRITER TO MAKE SUCH OFFER IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                          --------------------



                            TABLE OF CONTENTS

                                                                  PAGE

                          PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary...............................      S-2
Risk Factors................................................      S-4
Use of Proceeds.............................................      S-5
Summary Financial Information...............................      S-6
Summary Unaudited Pro Forma Combined
    Financial Information...................................      S-7
Description of New Bonds....................................      S-8
Description of New Senior Notes.............................      S-9
Underwriting................................................     S-11
Experts and Legality........................................     S-12

                               PROSPECTUS

Available Information.......................................        2
Incorporation of Certain Documents
    by Reference............................................        2
Information on Kansas City Power
    & Light Company.........................................        3
The Company.................................................        4
Use of Proceeds.............................................        5
Description of New Bonds....................................        5
Description of Debt Securities..............................       11
Book-Entry..................................................       18
Plan of Distribution........................................       19
Legal Opinions..............................................       21
Experts.....................................................       21

==========================================================================

==========================================================================





                             WESTERN RESOURCES, INC.
                                  _____________

                                   $ ,000,000




                                   $ ,000,000
                              FIRST MORTGAGE BONDS
                           % CONVERTIBLE SERIES DUE ,
                                CONVERTIBLE INTO
                          % UNSECURED SENIOR NOTES DUE


                                   $ ,000,000
                              FIRST MORTGAGE BONDS,
                            % CONVERTIBLE SERIES DUE
                                CONVERTIBLE INTO
                          % UNSECURED SENIOR NOTES DUE



                              PROSPECTUS SUPPLEMENT






                                     , 1997


                             DILLON, READ & CO. INC.
                              SALOMON BROTHERS INC
                       PRUDENTIAL SECURITIES INCORPORATED
                                SMITH BARNEY INC.
                             NATWEST SECURITIES LTD.
                             OPPENHEIMER & CO, INC.



=========================================================================

[GRAPHIC OMITTED]

Information contained herein is subject to omletion or amendment. A registration statement relating to these securities has been iled with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement beomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 17 , 1997
                                  $550,000,000
                             WESTERN RESOURCES, INC.
                              FIRST MORTGAGE BONDS
                               AND DEBT SECURITIES




                             ----------------------


            Western Resources, Inc. (the "Company") intends from time to time to issue up to $550,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds"), senior, unsecured debt securities (the "Debt Securities") or any combination thereof (the New Bonds and Debt Securities are referred to herein, collectively, as the "Securities"), in one or more series, on terms to be determined at the time or times of sale. At each time that Securities (the "Offered Securities") are offered for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the series designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, redemption terms, any sinking fund terms, any conversion terms, and any other special terms of the Offered Securities. The Securities will be offered as set forth under "Plan of Distribution." If described in a Prospectus Supplement, New Bonds of any series may be converted, solely at the option of the Company, in their entirety into Debt Securities with the same aggregate principal amount, maturity date, interest rate and interest payment dates as the New Bonds so converted. The financial covenants, events of default and certain other terms pertaining to the Debt Securities will differ from those pertaining to the New Bonds. See "Description of New Bonds -- Company Conversion Option" and "Description of Debt Securities."

            As of March 31,  1997,  the  Company  had  $658.9  million  of First
Mortgage Bonds outstanding (excluding the KGE Bonds (as defined herein)) and would have had $1.3 billion of First Mortgage Bonds and other secured indebtedness outstanding on a pro forma basis giving effect to the consummation of the pending merger with Kansas City Power & Light Company ("KCPL").

                             ----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.




                     THE DATE OF THIS PROSPECTUS IS , 1997.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL. 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the Commission's Web site, http://www.sec.gov. Certain securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and reports, proxy statements and other information concerning the Company can be inspected at the offices of such Exchange, 20 Broad Street, New York, N.Y. 10005. Kansas City Power & Light Company ("KCPL") has securities listed on the NYSE and on the Chicago Stock Exchange (the "CSE"). Because KCPL is also subject to the informational requirements of the 1934 Act and has securities listed on the NYSE, information concerning KCPL is available from the same sources as given above with respect to the Company. Furthermore, information concerning KCPL is available at the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

            1. The Company's Annual Report on Form 10-K (File No. 1-3523) for the year ended December 31, 1996 (the "Company's 1996 Form 10-K").

            2. The Company's Quarterly Report on Form 10-Q (File No. 1-3523) for the quarter ended March 31, 1997.

            3. The Company's Current Reports on Form 8-K (File No. 1-3523) filed February 10, 1997 and April 2, 1997 (the "Company's April 2, 1997 Form 8-K")(in which KCPL's Annual Report on Form 10-K is included as an exhibit).

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to Richard D. Terrill, Esq., Secretary of the Company, 818 Kansas Avenue, Topeka, Kansas 66612, (913) 575-6322.


                                 INFORMATION ON
                        KANSAS CITY POWER & LIGHT COMPANY

            While the Company has included or incorporated in this Prospectus by reference information concerning KCPL insofar as it is known or reasonably available to the Company, KCPL is not affiliated with the Company. Although the Company has no knowledge that would indicate that statements relating to KCPL contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, the Company was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements. See "The Company."

                                   THE COMPANY

GENERAL

            The Company and its divisions and wholly owned subsidiaries include KPL, a rate-regulated electric and gas division of the Company ("KPL"), Kansas Gas and Electric Company ("KGE"), a rate-regulated utility and wholly owned subsidiary of the Company, Westar Capital, Inc.("Westar Capital"), Westar Security, Inc. ("Westar Security"), Westar Energy, Inc., The Wing Group, Ltd., non-utility subsidiaries, and Mid Continent Market Center, Inc., a regulated gas transmission service provider ("MCMC"). KGE owns 47% of Wolf Creek Nuclear Operating Corporation ("WCNOC"), the operating company for the Wolf Creek Generating Station ("Wolf Creek"). The Company's non-utility subsidiaries market natural gas primarily to large commercial and industrial customers, provide electronic security services, engage in international power project development and provide other energy-related products and services.

            The Company is engaged principally in the production, purchase, transmission, distribution and sale of electricity, the delivery and sale of natural gas and electronic security services. The Company serves approximately 606,000 electric customers in eastern and central Kansas and approximately 650,000 natural gas customers in Kansas and northeastern Oklahoma. On December 12, 1996, the Company and ONEOK, Inc. ("ONEOK") announced a proposed strategic alliance pursuant to which the Company will contribute its regulated local natural gas distribution operations, MCMC and Westar Gas Marketing, Inc. ("Westar Gas Marketing"), and will become the largest shareholder of ONEOK. This transaction is scheduled to be completed during the second half of 1997.

            Westar Capital is a private investment company,  wholly owned by the
Company, with investments in energy-related and technology oriented businesses. Westar Capital owns approximately 18 million shares of Tyco International Ltd., formerly ADT Limited ("Tyco"), which represents less than 10% of the outstanding shares of Tyco. The Company's average basis in its Tyco common stock approximates $35 per share. The market price of these shares at the close of business on July 10, 1997 was $78.69 per common share, or approximately $1.4 billion.

            Westar Security is a rapidly growing electronic security services business with over 400,000 customer accounts. On December 31, 1996, the Company acquired all of the assets of Westinghouse Security Systems, Inc. ("Westinghouse Security"), a national security system monitoring company and a subsidiary of Westinghouse Electric Corporation ("Westinghouse"). Westar Security is the third-largest monitored security company in the United States with offices in many major U.S. markets and direct access to customers in 44 states.

            On February 7, 1997, the Company announced that it had entered into a merger agreement with KCPL, pursuant to which the Company will acquire KCPL. KCPL is a public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 430,000 customers in western Missouri and eastern Kansas.

            The Company was incorporated under the laws of the State of Kansas in 1924. The Company's principal executive offices are located at 818 Kansas Avenue, Topeka, Kansas 66612, and its telephone number is (913) 575-6300.

                                 USE OF PROCEEDS

            The net proceeds from the sale of the Securities will be used for repayment of short-term indebtedness, corporate acquisitions and other general corporate purposes. Information concerning the use of proceeds from the sale of each series of the Securities will be set forth in the Prospectus Supplement relating to such series.


                            DESCRIPTION OF NEW BONDS

            The New Bonds are to be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939 (the "Original Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"), as supplemented and amended by thirty-two supplemental indentures and as to be supplemented and amended by a new supplemental indenture or indentures providing for the series of New Bonds to be issued (the Original Indenture as so supplemented and amended being herein called the "Mortgage"). The Mortgage has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the bonds of any series issued under the Mortgage are referred to herein as "Bonds" or "First Mortgage Bonds." The following is a brief summary of certain provisions contained in the Mortgage. Such summary does not purport to be complete and is qualified in its entirety by express reference to the Mortgage.

            If the Supplemental Indenture under which a series of New Bonds are issued so provides, at any time such New Bonds are outstanding, the Company may, solely at its option, convert the New Bonds, in whole but not in part, into Debt Securities. Such Debt Securities will be identical to the series of New Bonds with respect to the maturity date, interest rate and interest payment dates; however, holders of Debt Securities will, among other things, no longer be entitled to the security provided by the Mortgage since the Debt Securities will be unsecured obligations of the Company, and the financial covenants, the events of default and certain other terms pertaining to the Debt Securities will differ from those pertaining to the New Bonds. See "--Company Conversion Option" and "Description of Debt Securities."

GENERAL

            The New Bonds will be issued only in the form of registered bonds without coupons in denominations of $1,000 and multiples thereof. New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts without charge to the holders except for any applicable tax or governmental charge. The Company intends that the New Bonds will be issued in the form of one or more fully registered global certificates representing the aggregate principal amount of the New Bonds and will be deposited with The Depository Trust Company ("DTC"). See "Book-Entry."

            The Prospectus Supplement for each series of New Bonds will set forth the issue date, maturity date, interest rate, and interest payment dates applicable to such series and whether such series of New Bonds will be convertible at the Company's option for Debt Securities, as well as the terms thereof. Subject to certain exceptions provided in the Mortgage, interest is payable at either the office of the Trustee in Chicago, Illinois, or of the Paying Agent, Harris Trust and Savings Bank, New York, New York, to the persons in whose names the New Bonds are registered at the close of business on the tenth day prior to the interest payment date (the "Record Date") or, at the option of the Company, may be paid by checks mailed to such persons at their registered addresses. Principal of the New Bonds is to be payable at either of the agencies of the Company mentioned above.

            There will be no improvement or maintenance fund for the New Bonds. The applicable Prospectus Supplement will set forth any sinking fund provided for a particular series of New Bonds.

            The Company maintains routine banking relationships with the Bank of Montreal, the parent of the Trustee. The Trustee is also Indenture Trustee under the Indenture pursuant to which the Debt Securities will be issued. The Bank of Montreal had a $49.5 million participation in the Company's revolving credit facilities as of March 31, 1997.

REDEMPTION PROVISIONS

            The Prospectus Supplement for each series of New Bonds will set forth the redemption provisions, if any, of such New Bonds.

ISSUANCE OF ADDITIONAL BONDS

            Additional Bonds ranking equally with the Bonds of other series then outstanding may be issued having such dates, maturities, interest rates, redemption prices and other terms as may be determined by the Board of Directors. Additional Bonds may be issued in principal amounts not exceeding:
(1) 60% (so long as Bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien; (2) the principal amount of Bonds retired or to be retired (except out of trust moneys); and (3) the amount of cash deposited with the Trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional Bonds are issuable under (1) or (2) above. Additional
Bonds may not be issued on the basis of property additions subject to an unfunded prior lien. (Mortgage, Article III; Twenty-Sixth, Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures,
Article V.)

            As of December 31, 1996, the Company had approximately $1.0 billion of net bondable property additions not subject to unfunded prior liens (the KGE Mortgage described under "Priority and Security" below constitutes such an unfunded prior lien in respect of certain properties of the Company) enabling it to issue approximately $618 million principal amount of additional Bonds on such date. As of December 31, 1996, the Company may also issue up to approximately $3 million of additional Bonds on the basis of Bonds which have been retired. The New Bonds may be issued against the principal amount of Bonds retired or to be retired.

            So long as Bonds issued prior to January 1, 1997 remain outstanding, additional Bonds may not be issued unless net earnings of the Company available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional Bonds is made shall have been not less than the greater of two times the annual interest charges on, or 10% of the principal amount of, all Bonds then outstanding, all additional Bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for. Bonds cancelled at or prior to the time application is made for the issuance of New Bonds are not deemed to be outstanding for purposes of calculating interest charges in determining whether the net earnings test is met for the issuance of additional Bonds. Bonds or prior lien bonds for which moneys sufficient for the payment thereof have been deposited are not considered outstanding for this purpose. The net earnings test referred to need not be satisfied to issue additional Bonds (i) on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional Bonds is made at any time after a date two years prior to the date of the maturity of the Bonds secured by the prior lien and (ii) on the basis of the payment at maturity of Bonds theretofore issued by the Company, or the redemption, conversion or purchase of Bonds after a date two years prior to the date on which such Bonds mature. Based on the Company's results for the year ended December 31, 1996, the Company could issue approximately $772 million principal amount of additional Bonds (7.75% interest rate assumed, without giving effect to the issuance of the New Bonds offered hereby). (Mortgage, Article III, Sections 3, 4, and 6;

Twenty-Sixth, Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures, Article V.) The Company has reserved the right and intends to amend the Mortgage to eliminate the foregoing requirement once all Bonds issued prior to January 1, 1997 are no longer outstanding. See "Modification of the Mortgage."

RELEASE AND SUBSTITUTION OF PROPERTY

            The Mortgage provides that, subject to various limitations, property may be released from the lien thereof upon the basis of cash deposited with the Trustee, Bonds or purchase money obligations delivered to the Trustee, prior lien bonds delivered to the Trustee, or unfunded net property additions certified to the Trustee. (Mortgage, Article VII.) The Mortgage also in effect permits the withdrawal of cash against the certification to the Trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as Bonds issued prior to January 1, 1997 remain outstanding and thereafter 70%), or the deposit with the Trustee of Bonds acquired by the Company. (Mortgage, Article VIII; Sections 1-3; Twenty-Sixth, Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures,
Article V.)

            The Mortgage contains special provisions with respect to the release of all or substantially all of the Company's gas properties or its electric properties. (Twenty-Sixth, Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures, Article IV, Sections 2 and 3.) The Company currently intends to tender the converted New Bonds to the Trustee to effect the release of substantially all of its gas properties in connection with the closing of the ONEOK Transaction. See "The Company." To the extent not so used, converted New Bonds may be used by the Company to provide for the issuance of additional Bonds under the Mortgage in substitution of such New Bonds. (Mortgage, Article III, Section 6). The Company has reserved the right and intends to amend the Mortgage to change the release and substitution provisions. See "Modification of the Mortgage."

PRIORITY AND SECURITY

            In the opinion of Richard D. Terrill, Esq., Corporate Secretary and Associate General Counsel of the Company, the New Bonds, with the qualifications described in the last two paragraphs under this "Priority and Security" caption relating to the lien of the KGE Mortgage (as defined below), will be secured, equally and ratably with all of the Bonds now outstanding or hereafter issued under the Mortgage, by the lien on substantially all of the Company's fixed property and franchises purported to be conveyed by the Mortgage, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens and to the exceptions and reservations in the instruments by which the Company acquired title to its property and to the prior lien of the Trustee for compensation, expenses and liability.

            In the opinion of Mr. Terrill, the Mortgage constitutes a lien on after-acquired property of the character intended to be mortgaged property.

            Excepted  from  the lien of the  Mortgage  are:  cash  and  accounts receivable; contracts or operating agreements; securities not pledged under the Mortgage; electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and merchandise, appliances and supplies held for resale or lease to customers. There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by the Company. (Granting Clauses of the Mortgage.) The lien of the Mortgage does not apply to property of KGE or the Company's other subsidiaries so long as they remain subsidiaries of the Company, or to securities owned by the Company.

            The Mortgage permits the consolidation or merger of the Company with or the conveyance of its property to any other corporation, provided that the successor corporation assumes the due and punctual payment of the principal and interest on the Bonds of all series then outstanding under the Mortgage and assumes the due and punctual performance of all the covenants and conditions of the Mortgage. (Mortgage, Article XII, Section 1.)

            KGE has outstanding first mortgage bonds (the "KGE Bonds") which are secured by a lien on substantially all of KGE's fixed property and franchises purported to be conveyed by the Mortgage and Deed of Trust and the various Supplemental Indentures creating the KGE Bonds (collectively, the "KGE Mortgage"). In the event that KGE combines with the Company, the after-acquired property clauses of the Mortgage would cause the lien of the Mortgage to attach (but in a subordinate position to the prior lien of the KGE Mortgage) to the property of KGE owned by KGE at the date of combination. All property subject to the after-acquired property clause of the Mortgage acquired by the Company after the effective date of combination of KGE with the Company would be subject to the first lien of the Mortgage, with the exception of (a) betterments, extensions, improvements and additions to the property formerly owned by KGE,
(b) property made the basis for the issuance of new KGE Bonds or property acquired with insurance or eminent domain proceeds relating to the former KGE property or (c) property acquired to comply with the covenants contained in the KGE Mortgage, on all of which property the KGE Mortgage would continue to constitute a first, and the Mortgage a subordinate, lien. The Company may not issue additional Bonds on the basis of property additions subject to the prior lien of the KGE Mortgage. There is no certainty as to whether or when such a combination would occur or as to the terms and conditions thereof.

            KCPL has outstanding first mortgage bonds (the "KCPL Bonds") which are secured by a lien on substantially all of KCPL's fixed property and franchises purported to be conveyed by the General Mortgage Indenture and Deed of Trust and the various Supplemental Indentures creating the KCPL Bonds (collectively, the "KCPL Mortgage"). If the Company merges with KCPL, the Company, as the successor corporation to such a merger, would be required pursuant to the terms of the KCPL Mortgage to confirm the liens thereunder and to keep the mortgaged property with respect thereto as far as practicable identifiable. In the absence of an express grant, however, the KCPL Mortgage will not constitute or become a lien on any property or franchises owned by the Company prior to such a merger or on any property or franchises which may be purchased, constructed or otherwise acquired by the Company except for such as form an integral part of the mortgaged property under the KCPL Mortgage. Upon consummation of a merger with KCPL, the after-acquired property clauses of the Company's Mortgage would cause the lien of the Mortgage to attach (but in a subordinate position to the prior lien of the KCPL Mortgage) to the property of KCPL at the date of combination.

MODIFICATION OF THE MORTGAGE

            The Mortgage may be modified or altered, subject to the rights and obligations of the Company and the rights of Bondholders thereunder, by the affirmative vote of the holders of at least 80% in principal amount of the Bonds; provided, that no action may be taken which would affect less than all series of Bonds without, in addition, the affirmative vote of the holders of at least 80% in principal amount of the Bonds of each series so affected. The Company intends upon the next issuance of Bonds under the Mortgage to exercise the right it has reserved to amend the Mortgage to provide that the Mortgage may be modified or altered and the rights of the holders of Bonds may be affected with the consent of the holders of 60% of the Bonds and, if less than all series of Bonds are affected, the consent also of the holders of 60% of the Bonds of each series affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of or interest on any Bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of or interest on any Bond or a reduction in the rate of interest thereon or reduce the percentages required for the taking of any action thereunder. Bonds owned by the Company or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent. (Mortgage, Article XV; Section 6; Twenty-Sixth, Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures, Article V, Sections 3 and 4.)

            The Mortgage also provides that no modification or alteration of the Mortgage may be made, without the consent of the holder of any Bond issued thereunder, which would impair or affect the right of such holder to receive payment of the principal of, and interest on, such Bond, on or after the respective due date expressed in such Bond, or to institute suit for the enforcement of any such payment on or after such respective dates.
(Mortgage, Article XXII, Section 2.)

            The Company intends upon the next issuance of Bonds under the Mortgage to reserve the right, subject to appropriate corporate action but without the consent or other action of holders of Bonds of any series created after January 1, 1997, to amend the Mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application, (1) the release of mortgaged property from the lien of the Mortgage provided the fair value to the Company of the mortgaged property subject to such lien (excluding the mortgaged property to be released) equals or exceeds 10/7ths of the aggregate principal amount of outstanding Bonds under the Mortgage and any prior lien bonds outstanding at the time of such release; (2) in the event the Company is unable to obtain a release of property as described in clause (1), the release from the lien of the Mortgage of mortgaged property if the fair value to the Company thereof is less than 1/2 of 1% of the aggregate principal amount of Bonds and prior lien bonds outstanding; provided that, the property released pursuant to clause (2) in any 12 consecutive calendar months shall not exceed 1% of such Bonds and prior lien bonds; (3) the deletion of the net earnings test which must be met prior to the issuance of additional bonds; (4) the deletion of the requirement to obtain an independent engineer's certificate in connection with certain releases of property from the lien of the Mortgage; and (5) the deletion of a financial test to be met by another corporation in the event of the consolidation or merger of the Company into or sale by the Company of its property as an entirety or substantially as an entirety to such other corporation.

EVENTS OF DEFAULT

            An event of default under the Mortgage includes: (a) default in the payment of the principal of any Bond when the same shall become due and payable, whether at maturity or otherwise; (b) default continuing for 30 days in the payment of any installment of interest on any Bond or in the payment or satisfaction of any sinking fund obligation; (c) default in performance or observance of any other covenant, agreement or condition in the Mortgage continuing for a period of 60 days after written notice to the Company thereof by the Trustee or by the holders of not less than 15% of the aggregate principal amount of all Bonds then outstanding; (d) failure to discharge or stay within 30 days a final judgment against the Company for the payment of money in excess of $100,000; and (e) certain events in bankruptcy, insolvency or reorganization. (Mortgage, Article IX, Section 1.)

            The Trustee is required, within 90 days after the occurrence thereof, to give to the holders of the Bonds notice of all defaults known to the Trustee unless such defaults shall have been cured before the giving of such notice (the term "defaults" for such purposes being defined to be the events specified above, not including any periods of grace); provided, however, that except in the case of default in the payment of the principal of or interest on any of the Bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Bonds and, in the case of any default specified in (c) above, no notice shall be given until at least 60 days after the occurrence thereof. (Mortgage, Article XIX, Section 3.) The Trustee is under no obligation to defend or initiate any action under the Mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of Bonds issued under the Mortgage, including the New Bonds, furnishes the Trustee with reasonable indemnity against such expenses. In the event of default, the Trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the Bonds then outstanding. (Mortgage, Article IX, Sections 1 and 4, Article XIII, Section 2 and Article XXI, Section 6.) In addition, a majority of the Bondholders have the right to direct all proceedings under the Mortgage, provided the Trustee is indemnified to its satisfaction. (Mortgage, Article IX, Section 11.)

COMPANY CONVERSION OPTION

            If the Supplemental Indenture under which a series of New Bonds is issued so provides, the Company may, solely at its option, convert such series of New Bonds, in whole but not in part, into the Debt Securities. The Debt Securities would be identical to such series of New Bonds with respect to the maturity date, interest rate and interest payment dates; however, holders of Debt Securities will, among other things, no longer be entitled to the security provided by the Mortgage since the Debt Securities will be unsecured obligations of the Company and the financial covenants, the events of default and certain other terms pertaining to the Debt Securities will differ from those pertaining to such series of New Bonds. See "Description of the Debt Securities" below for a summary of the terms of the Debt Securities. Holders of New Bonds so converted will be entitled to receive an equal principal amount of Debt Securities for the principal amount of New Bonds held by such holder as of the date fixed for conversion (the "Conversion Date"). In connection with any such conversion, interest on converted New Bonds which has accrued but has not been paid as of the Conversion Date will accrue on Debt Securities from the date on which interest was last paid on the New Bonds so converted, provided that accrued interest on New Bonds converted after a record date, but before the related interest payment date, shall be paid to the holder of record of such New Bonds on such interest payment date, and the Debt Securities into which such New Bonds shall have been converted will begin to accrue interest from such interest payment date. The rights of the holders of the New Bonds as bondholders of the Company with respect to the Bonds converted will cease, and the person or persons entitled to receive the Debt Securities issuable upon Conversion will be treated as the registered holder or holders of such Debt Securities from the Conversion Date. Debt Securities issued in conversion of New Bonds will be issued in principal amounts of $1,000 and integral multiples thereof. The Company may condition its obligation to convert New Bonds upon the satisfaction of certain conditions. The Company will mail to each holder of record of New Bonds to be converted into Debt Securities written notice thereof at least 15 and not more than 120 days prior to the Conversion Date. The notice must state
(i) the Conversion Date, (ii) the place or places where certificates for New Bonds may be surrendered for conversion into Debt Securities, (iii) that interest on the Debt Securities will accrue from the date on which interest on the New Bonds was last paid (except in the case of a Conversion Date after a record date, but before the related interest payment date, in which case interest will accrue from the interest payment date next following such record date), (iv) the conditions to conversion, if any, required to be satisfied concurrent with or prior to the Conversion Date; and (v) that whether or not certificates for New Bonds are surrendered for conversion on such Conversion
Date, holders of the New Bonds will be treated as holders of Debt Securities from and after the Conversion Date, which each holder of the Bonds by its acceptance of the issue thereof agrees to. It is anticipated that the only holder of record of the New Bonds will be DTC. See "Book-Entry"

            In the event that the Company becomes subject to bankruptcy proceedings at a time when the New Bonds are outstanding and have not been converted for Debt Securities, a court in such proceedings may order or approve the conversion of New Bonds into Debt Securities, with the result that holders of New Bonds would not be entitled to the rights of secured creditors of the Company in such bankruptcy proceedings. As a further result, among other things, such holders would not be expected to be entitled to adequate protection of their security or to interest accruing after the date of commencement of bankruptcy proceedings. Alternatively, a court in a bankruptcy proceeding with respect to the Company may decide that, even if the New Bonds cannot be converted for Debt Securities, the claims of holders of New Bonds should nevertheless be subordinated to other secured creditors of the Company under principles of equitable subordination.

            If, by reason of the Company's merger with KCPL, or for any other reason, properties of KCPL become subject to the Mortgage, and within the applicable preference period thereafter the Company becomes the subject of federal bankruptcy proceedings, the security interests of holders of New Bonds in such newly acquired properties may be voidable as preferences. The applicable preference period, generally, is 90 days for holders of New Bonds who are not "insiders" of the Company and one year for holders of New Bonds who are "insiders" of the Company, as that term is defined in the Federal bankruptcy code.


                         DESCRIPTION OF DEBT SECURITIES

            The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") between the Company and Harris Trust and Savings Bank, as Indenture Trustee, the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture and the Securities Resolutions or the indentures supplemental thereto (copies of which have been or will be filed with the Commission). Capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

GENERAL

            The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions or supplemental indentures creating such series. As of the date of this Prospectus, there were no Debt Securities outstanding under the Indenture. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company, but will rank junior to the Company's First Mortgage Bonds. The Debt Securities will be senior to all indebtedness of the Company which by its terms is made subordinate to the Debt Securities. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons.

            Substantially all of the fixed properties and franchises of the Company are subject to the lien of the Mortgage under which the Company's Bonds are outstanding. See "Description of New Bonds."

TERMS

            Reference is made to the  Prospectus  Supplement  for the  following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest (see "Description of New Bonds -- Company Conversion Option"); (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company including any sinking fund; (9) the terms of any conversion or exchange right; (10) the terms of any redemption at the option of Holders; (11) any tax indemnity provisions; (12) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (14) whether and upon what terms Debt Securities may be defeased; (15) whether the covenant referred to below under "Certain Covenants--Limitations on Liens" applies, and any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

            Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, and in such denominations as specified in the terms of the series. (Section 2.01)

            In connection with its original issuance, no bearer Security will be offered, sold or delivered to any location in the United States, and a bearer Security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the Company to comply with United States laws and regulations. (Section 2.04)

            Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

            Securities may be issued under the Indenture as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount. (Section 2.10)

CERTAIN COVENANTS

            The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. As indicated under "General" above, substantially all of the fixed properties and franchises of the Company are subject to the lien of the Mortgage securing the Company's First Mortgage Bonds.

            As discussed below, the Indenture includes certain limitations on the Company's ability to create liens which will apply only if the Securities Resolution establishing the terms of a series of Debt Securities so provides (in which event the Prospectus Supplement will so state). If applicable, the limitations are subject to a number of qualifications and exceptions. The Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions. In addition, the Indenture does not limit the ability of the Company's subsidiaries to issue debt, and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries.

            Unless otherwise indicated in a Prospectus Supplement, such covenants, if applicable, do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debt Securities.

            ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

            If the Securities Resolution establishing the terms of a series of Debt Securities so provides (in which event the Prospectus Supplement will so state), the following provision of the Indenture will be applicable so long as there remain outstanding any Debt Securities of any series to which this covenant applies, and subject to termination upon defeasance as referred to above. The Company will not (i) issue any additional First Mortgage Bonds under the Mortgage, or any mortgage bonds (such additional First Mortgage Bonds and mortgage bonds being hereafter referred to as "Mortgage Bonds") under any additional mortgage which it may enter into or the obligations of which it may assume (collectively, the "Restricted Mortgages") except (A) to replace any mutilated, lost, destroyed or stolen Mortgage Bonds or to effect exchanges and transfers of Mortgage Bonds or (B) to issue Mortgage Bonds in connection with any refinancing of Mortgage Bonds, or any security for which Mortgage Bonds provide collateral, having the same or lesser aggregate principal amount at maturity and the same or earlier maturity date, but with such other terms as the Company may determine or (ii) subject to the lien of any Restricted Mortgage, any property which is excepted and excluded under such Restricted Mortgage and the lien and operation thereof by the terms of such Restricted Mortgage, unless concurrently with the issuance of such Mortgage Bonds or subjection of any such property to such lien, the Company issues to the Trustee under the Indenture a Mortgage Bond or Bonds in the same aggregate principal amount and having the same interest rate or rates, maturity date or dates, redemption provisions and other terms as the Debt Securities then outstanding and thereby gives to the holders of all outstanding Debt Securities the benefit of the security of such First Mortgage Bond or Bonds, provided, that the obligation of the Company to make payments with respect to the principal of and interest on any such Mortgage Bond or Bonds issued under a Restricted Mortgage to the Trustee shall be fully or partially, as the case may be, satisfied or discharged to the extent that, at the time that any such payment shall be due, the then due principal of and interest on the Debt Securities shall have been fully or partially paid. For purposes of this provision the merger or combination of the Company with another entity having Mortgage Bonds outstanding under a Restricted Mortgage on the date such a transaction is consummated shall not constitute an issuance of additional Mortgage Bonds and therefore, Mortgage Bonds shall not be required to be issued under such Restricted Mortgage in connection with the consummation of such a transaction.

            At such time as the Trustee under the Indenture is the only holder of Mortgage Bonds outstanding under a Restricted Mortgage, the Trustee will surrender such Mortgage Bonds to the Company for cancellation and such Restricted Mortgage will be discharged and defeased. (Section 4.08).

            LIMITATION ON LIENS

            If the Securities Resolution establishing the terms of a series so provides (in which event the Prospectus Supplement will so state), the following provisions of the Indenture will be applicable so long as there remain outstanding any Debt Securities of any series to which this limitation applies, and subject to termination upon defeasance as referred to above, the Company will not create or suffer to be created or to exist any mortgage, pledge, security interest or other lien (collectively, "Lien") on any of its properties or assets, owned as of the date such series is issued or hereafter acquired to secure any indebtedness, without making effective provision whereby the Debt Securities of such series shall be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to, or prevent the creation or existence of: (1) the Mortgage securing the Company's First Mortgage Bonds or any indenture supplemental thereto subjecting any property to the Lien thereof or confirming the Lien thereof upon any property, whether owned before or acquired after the date of the Indenture; (2) the Lien of any Restricted Mortgage; (3) Liens on property existing at the time of the acquisition or construction of such property (or created within two years after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto; (4) a Lien securing any bank indebtedness now or hereafter incurred or assumed by the Company; (5) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens (including, without limitation, the Restricted Mortgages) permitted by the foregoing clauses (1),
(2), (3) and (4); (6) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clause (1), (2), (3), (4) or (5) above; or (7) Permitted Encumbrances. (Section 4.07)

            "Permitted Encumbrances" includes, among other items: (a) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial), steam, fuel (including nuclear fuel) whether or not consumable in the operation of the mortgaged property, accounts receivable or customers' installment paper; (b) Liens affixing to property of the Company at the time a person consolidates with or merges into, or transfers all or substantially all of its assets to, the Company, provided that in the opinion of the Board of Directors of the Company or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for such Lien; (c) Liens or encumbrances not otherwise permitted if, at the time of incurrence thereof and after giving effect thereto, the aggregate of all obligations of the Company secured thereby does not exceed 10% of Tangible Net Worth (as defined below); (d) Liens on securities held by the Company; and (e) Liens or encumbrances affixing to the property of a Subsidiary.

            "Tangible Net Worth" means (i) common stockholders' equity appearing on the most recent balance sheet of the Company (or consolidated balance sheet of the Company and its Subsidiaries if the Company then has one or more consolidated Subsidiaries) prepared in accordance with generally accepted accounting principles, less (ii) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities).

            "Subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof; or (ii) any other person (other than a corporation) in which such person, or one or more Subsidiaries of such person or such person and one or more Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policy, management and affairs thereof. (Section 4.06)

            Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

            OTHER COVENANTS

            Any other restrictive covenants which may apply to a particular series of Debt Securities will be described in the Prospectus Supplement relating thereto.

SUCCESSOR OBLIGOR

            The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Debt Securities, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the Company is not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Debt Securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined) exists. The successor shall be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Debt Securities and any coupons shall terminate. (Section 5.01)

EXCHANGE OF DEBT SECURITIES

            Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.07)

DEFAULT AND REMEDIES

            Unless the Securities Resolution establishing the series otherwise provides (in which event the Prospectus Supplement will so state), an "Event of Default" with respect to a series of Debt Securities will occur if:

                        (1) the  Company  defaults in any payment of interest on
            any Debt Securities of such series when the same becomes due and payable and the Default continues for a period of 60 days;

                        (2) the Company defaults in the payment of the principal
            and premium, if any, of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

                        (3) the Company  defaults in the payment or satisfaction
            of any sinking fund obligation with respect to any Debt Securities of a series as required by the Securities Resolution establishing such series and the Default continues for a period of 60 days;

                        (4) the Company  defaults in the  performance  of any of
            its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

                        (5) the Company pursuant to or within the meaning of any
            Bankruptcy Law:

                              (A) commences a voluntary case,

                              (B) consents  to the entry of an order for  relief
                                  against it in an involuntary case,

                              (C) consents to the appointment of a Custodian for
                                  it or for all or substantially all of its property, or

                              (D) makes a general  assignment for the benefit of
                                  its creditors;

                        (6) a court of competent jurisdiction enters an order or
            decree under any Bankruptcy Law that:

                              (A) is  for  relief  against  the  Company  in  an
                                  involuntary case,

                              (B) appoints a  Custodian  for the  Company or for
                                  all or substantially all of its property, or

                              (C) orders the liquidation of the Company, and the
                                  order or decree remains unstayed and in effect for 60 days; or

                        (7) there occurs any other Event of Default provided for
            in such series. (Section 6.01)

            The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

            "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 33-1/3% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Securityholders of such series notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest (Section 7.04) The Company is required to furnish the Trustee annually a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 4.04)

            The failure to redeem any Debt Securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date. (Section 6.01)

            The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt, including any other series of Debt Securities, would not constitute an Event of Default.

AMENDMENTS AND WAIVERS

            The Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), the Debt Securities and the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. (Section 10.02) Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities of the series. (Section 6.04) However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Security, (3) change the fixed maturity of any Security, (4) reduce the principal of any non-Discounted Security or reduce the amount of the principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a Security is payable, (6) make any change that materially adversely affects the right to convert any Security, or (7) waive any Default in payment of interest on or principal of a Security. (Sections 6.04 and 10.02) Without the consent of any Securityholder, the Indenture or the Debt Securities may be amended: to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder. (Section 10.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

            Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain paying agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenant described under "Certain Covenants--Limitations on Liens" and any other restrictive covenants which may be applicable to a particular series ("covenant defeasance").

            The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenant described under "Certain Covenants--Limitations on Liens" or any other restrictive covenants which may be applicable to a particular series. (Section 8.01)

            To exercise either defeasance option as to a series, the Company must (i) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all Debt Securities of such series to maturity or redemption, as the case may be, and (ii) comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or an instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

REGARDING THE TRUSTEE

            Harris Trust and Savings Bank will act as Indenture Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Indenture Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Indenture Trustee with or without cause if the Company so notifies the Indenture Trustee three months in advance and if no Default occurs during the three-month period. (Section 7.07) The Indenture Trustee is also Trustee under the Mortgage for the Company's First Mortgage Bonds, including the New Bonds, and provides services for the Company and certain affiliates, as a depository of funds, registrar, trustee under other indentures and similar services.

                                   BOOK-ENTRY

            DTC will act as securities depository for the Securities. The Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the Securities representing the aggregate principal amount of the Securities and will be deposited with DTC.

            DTC is a limited-purpose  trust company organized under the New York
Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended, DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

            Purchases of the Securities within the DTC system must be made by or through Direct Participants which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security (a "Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Securities will be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Securities except in the event that use of the book-entry system for the Securities is discontinued.

            The deposit of the Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

            Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

            Redemption notices shall be sent to Cede & Co. If less than all of the Securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

            In the event of a Conversion of New Bonds into Debt Securities, notice thereof shall be sent to Cede & Co. After the Conversion Date, DTC or its nominee, as the record holder of the New Bonds, will receive a registered global certificate or certificates representing the Debt Securities and will deliver the global certificate or certificates representing the New Bonds to the Trustee for cancellation.

            Neither DTC nor Cede & Co. will consent or vote with respect to the Securities. Under its usual procedures. DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

            Principal, premium, if any, and interest on the Securities will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

            DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the Securities are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the Securities will be printed and delivered.

            The Company will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the Securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

            So long as Cede & Co. is the registered owner of the Securities, as nominee of DTC, references herein to holders of the Securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Securities.

            The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. None of the Company, the Trustees or the underwriters take any responsibility for the accuracy or completeness thereof.


                              PLAN OF DISTRIBUTION

            The Company may sell Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or
(iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

            If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

            Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

            If so indicated in a Prospectus Supplement with respect to Securities, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of the Securities sold pursuant to the Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom the Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. The Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts. The underwriters will not have any responsibility in respect of the validity or performance of the Contracts.

            If dealers are utilized in the sale of any Securities, the Company will sell such Securities to the dealers, as principal. Any dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to such Securities being offered thereby.

            It has not been determined whether any series of Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any series of Securities. The Company cannot predict the level of trading activity in, or the liquidity of, any series of Securities.

            Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, the Company or its affiliates in the ordinary course of business.


                                 LEGAL OPINIONS

            The statements as to matters of law and legal conclusions set forth in this Prospectus and in the documents incorporated by reference herein have been reviewed by Richard D. Terrill, Esq., Corporate Secretary and Associate General Counsel of the Company, and are set forth or incorporated herein in reliance upon the opinion of Mr. Terrill. At April 24, 1997, Mr. Terrill owned directly and/or beneficially, 1190 shares of Common Stock and had been granted, pursuant to and subject to the terms of the Company's long-term incentive programs, 376 performance shares and stock options exercisable for 4500 shares of Common Stock.

            Certain legal matters in connection with the Securities will be passed upon by Richard D. Terrill, Esq., Corporate Secretary and Associate General Counsel of the Company, by Cahill Gordon & Reindel, a partnership including a professional corporation, counsel for the Company, and by Sidley & Austin counsel for the underwriters, dealers, purchasers or agents. Cahill Gordon & Reindel and Sidley & Austin will not pass upon the incorporation of the Company and will rely upon the opinion of Richard D. Terrill, Esq. as to matters of Kansas law.


                                     EXPERTS

            The financial statements of Western Resources, Inc. included in or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

            The financial statements included in KCPL's Annual Report on Form 10-K for the year ended December 31, 1996 incorporated by reference in this Prospectus and in the Registration Statement as an Exhibit to the Company's April 2, 1997 Form 8-K, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein, in reliance upon the authority of said firm as experts in giving said reports.

================================================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, INCLUDING ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER OF THE NEW BONDS OR DEBT SECURITIES, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                              --------------------



                            TABLE OF CONTENTS
                                                                   PAGE
Available Information.......................................        2
Incorporation of Certain Documents
  by Reference..............................................        2
Information on ADT Limited and
  Kansas City Power & Light Company.........................        3
The Company.................................................        4
Use of Proceeds.............................................        5
Description of New Bonds....................................        5
Description of Debt Securities..............................       11
Book-Entry..................................................       18
Plan of Distribution........................................       20
Legal Opinions..............................................       21
Experts.....................................................       21


================================================================================
================================================================================

                             WESTERN RESOURCES, INC.




                                    ---------
                                   PROSPECTUS
                                    ---------


                              FIRST MORTGAGE BONDS
                              AND DEBT SECURITIES


                                      ,1997


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

An estimate of expenses, other than underwriting discount, follows:

  Securities and Exchange Commission registration fee.......   $166,667
  State commission fees ....................................     46,000
  Mortgage Registration Tax.................................    900,000
  Trustee's fees and expenses...............................     30,000
  Printing..................................................     30,000
  Legal fees and expenses ..................................    300,000
  Accountants' fees and expenses............................     35,000
  Rating agencies fees......................................    235,000
  Blue Sky expenses ........................................     10,000
  Miscellaneous expenses....................................     22,333
                                                               --------

                                       Total .............. $ 1,775,000*
                                                             ===========

-----------------

* All expenses, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Article XVIII of the Registrant's Restated Articles of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

            Section 17-6305 of the Kansas General Corporation Law (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII the Company has entered into indemnification agreements with its directors, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

            The Standard Purchase Agreement filed as Exhibit 1 to the Registration Statement includes provisions requiring underwriters to indemnify the Company as well as its directors and officers who signed this Registration Statement, as well as its controlling persons, against certain civil liabilities, including liabilities under the Securities Act of 1933, in certain circumstances.

ITEM 16.  EXHIBITS.

            The  Exhibits  to this  Registration  Statement  are  listed  in the
Exhibit Index on Pages E-1 and E-2 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

            The undersigned registrant hereby undertakes:

                        (1) To file,  during any period in which offers or sales
            are being made,  a  post-effective  amendment  to this  Registration
            Statement:

                                        (i) To include any  prospectus  required
                         by Section 10(a)(3) of the Securities Act of 1933;

                                        (ii) To  reflect in the  prospectus  any
                        facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                       (iii) To include any material information
                        with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                        (2) That, for the purpose of  determining  any liability
            under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)  To  remove   from   registration   by  means  of  a
            post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas on the 17th day of July, 1997.

                                      WESTERN RESOURCES, INC.
                                             (Registrant)


                                      By:  /S/ JOHN E. HAYES, JR.
                                           ----------------------
                                             John E. Hayes, Jr.
                                             Chairman of the Board and Chief
                                             Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

SIGNATURE                    TITLE                                                       DATE







/S/ JOHN E. HAYES, JR.       Chairman of the Board and Chief  Executive  Officer         July 17, 1997
--------------------         (Principal Executive Officer)
John E. Hayes, Jr.



/S/ STEVEN L. KITCHEN        Executive  Vice   President  and  Chief   Financial         July  17, 1997
---------------------        Officer   (Principal   Financial   and   Accounting
Steven L. Kitchen            Officer)
                                                                                         July 17, 1997

/S/ FRANK J. BECKER*         Director
-------------------
Frank J. Becker


/S/ GENE A. BUDIG*           Director                                                    July 17, 1997
-------------------
Gene A. Budig


/S/ C. Q. CHANDLER*          Director                                                    July 17, 1997
-------------------
C. Q. Chandler


/S/ THOMAS R. CLEVENGER*     Director                                                    July 17, 1997
--------------------------
Thomas R. Clevenger


                                      II-4



/S/ JOHN C. DICUS *          Director                                                    July 17, 1997
--------------------------
John C. Dicus


/S/ DAVID H. HUGHES*         Director                                                    July 17, 1997
--------------------------
David H. Hughes


/S/ RUSSELL W. MEYER, JR *   Director                                                    July 17, 1997
--------------------------
Russell W. Meyer, Jr


/S/ JOHN H. ROBINSON*        Director                                                    July 17, 1997
--------------------------
John H. Robinson


/S/ LOUIS W. SMITH*          Director                                                    July 17, 1997
--------------------------
Louis W. Smith


/S/ DAVID C. WITTIG*         Director                                                    July 17, 1997
--------------------------
David C. Wittig


*By: /S/ JOHN E. HAYES, JR.                                                                   July 17, 1997
     ---------------------
John E. Hayes, Jr.
Attorney-in-fact


                                INDEX TO EXHIBITS


                                                                                                             Sequentially
Exhibit                                                                                                        Numbered
Number                                                                 Exhibit                                  Page

1          --    Standard Purchase Agreement (1)
2(a)       --    Agreement and Plan of Merger between Western Resources,  Inc. and Kansas City Power
                 & Light Company,  dated as of February 10, 1997 (2)
4(a)       --    Mortgage and Deed of Trust dated July 1, 1939 between the Company and Harris Trust and Savings  Bank,  Trustee (2)
4(b)       --    Twenty-Sixth Supplemental Indenture dated February 15, 1990 (2)
4(c)       --    Twenty-Eighth Supplemental Indenture dated July 1, 1992 (2)
4(d)       --    Twenty-Ninth Supplemental Indenture dated as of August 20, 1992 (2)
4(e)       --    Thirtieth Supplemental Indenture dated as of February 1, 1993 (2)
4(f)       --    Thirty-First Supplemental Indenture dated as of April 15, 1993 (2)
4(g)       --    Thirty-Second Supplemental Indenture dated as of April 15, 1994(2)
4(h)       --    Form of Supplemental Indenture for New Bonds (1)
4(i)       --    Form of Indenture for Debt Securities (1)
4(j)       --    Form of Securities Resolution (1)
5          --    Opinion of Richard D. Terrill, Esq. (1)
10(a)      --    Agreement between Western Resources, Inc. and ONEOK, Inc. dated as of December 12, 1996 (2)
12(a)      --    Computation of Ratio of Earnings to Fixed Charges for year ended December 31, 1996 (2)
12(b)      --    Computation of Ratio of Earnings to Fixed Charges for twelve months ended March 31, 1997(2)
23(a)      --    Consent of Richard D. Terrill, Esq. (contained in Exhibit 5) (1)
23(b)      --    Consent of Arthur Andersen LLP (1)
23(c)      --    Consent of Coopers & Lybrand L.L.P.(1)
24         --    Power of Attorney (set forth on the signature page of this Registration Statement)
25(a)      --    Statement of Eligibility of Trustee regarding Form of Supplemental Indenture (1)
25(b)      --    Statement of Eligibility of Trustee regarding Form of Indenture of Debt Securities(1)


-------------
(1)  Previously filed.
(2) Incorporated by reference to exhibits previously filed with the SEC as follows:



           Exhibit Number
           In this Registration                            Former Exhibit      File
           Statement                                       Reference           Reference
           --------------------                            --------------      ----------

                       1                                   1                   33-48470*
                       2(a)                                99                  Form 8-K, dated February 10, 1997**
                       4(a)                                4(a)                33-21739*
                       4(b)                                4(m)                Form 10-K, Year ended December 31, 1989**
                       4(c)                                4(o)                Form 10-K, Year ended December 31, 1992**
                       4(d)                                4(p)                Form 10-K, Year ended December 31, 1992**
                       4(e)                                4(q)                Form 10-K, Year ended December 31, 1992**
                       4(f)                                4(r)                33-50069*
                       4(g)                                4(s)                Form 10-K, Year ended December 31, 1995
                       10(a)                               99.2                Form 8-K, dated December 18, 1996**
                       12(a)                               12(a)               Form 10-K, Year ended December 31, 1996**
                       12(b)                               12(b)               Form 10-Q, Quarter ended March 31, 1997**


--------------
(*)         Registration Statements under the Securities Act of 1933.
(**)        File No. 1-3523 under the Securities Exchange Act of 1934.